Exhibit 99.1

Enterprise Reports First Quarter 2022 Earnings

Houston, Texas (Monday, May 2, 2022) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2022.

Enterprise reported net income attributable to common unitholders of $1.3 billion, or $0.59 per unit on a fully diluted basis, for the first quarter of 2022, compared to $1.3 billion, or $0.61 per unit on a fully diluted basis, for the first quarter of 2021.  Net income for the first quarters of 2022 and 2021 was reduced by non-cash, asset impairment charges of approximately $14 million, or $0.01 per fully diluted unit, and $66 million, or $0.03 per fully diluted unit, respectively.

Distributable Cash Flow (“DCF”) was a record $1.8 billion for the first quarter of 2022 compared to $1.7 billion for the first quarter of 2021.  Distributions declared with respect to the first quarter of 2022 increased 3.3 percent to $0.465 per unit, or $1.86 per unit annualized, compared to distributions declared for the first quarter of last year.  DCF provided 1.8 times coverage of the distribution declared with regard to the first quarter of 2022.  Enterprise retained $814 million of DCF for the first quarter of 2022.

Adjusted cash flow from operations (“Adjusted CFFO”), which is defined as net cash flow provided by operating activities before the net effect of changes in operating accounts, was $2.0 billion for the first quarter of 2022 compared to $1.9 billion for the first quarter of 2021.  Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership unit buybacks, for the twelve months ended March 31, 2022 was 58 percent of Adjusted CFFO.  Adjusted Free Cash Flow (“Adjusted FCF”) for the twelve months ended March 31, 2022 was $2.1 billion.  After excluding $3.2 billion used for the acquisition of Navitas Midstream Partners, LLC (“Navitas Midstream”), the partnership’s payout ratio of Adjusted FCF for this period was 80 percent.

First Quarter 2022 Highlights
	Three Months Ended March 31,
	2022	2021
($ in millions, except per unit amounts)
Operating income	$1,666	$1,695
Net income (1)	$1,331	$1,363
Fully diluted earnings per common unit (1)	$0.59	$0.61
CFFO (2)	$2,145	$2,023
Total gross operating margin (3)	$2,258	$2,323
Adjusted EBITDA (3)	$2,257	$2,246
Adjusted CFFO (3)	$1,954	$1,924
Adjusted FCF (3)	$(1,427)	$1,349
DCF (3)	$1,837	$1,737

(1)
Net income and fully diluted earnings per common unit for the first quarter of 2022 and 2021 include non-cash asset impairment and related charges of approximately $14 million, or $0.01 per unit, and $66 million, or $0.03 per unit, respectively.

(2)
Cash flow from operations (“CFFO”) includes the impact of the timing of cash receipts and payments related to operations.  For the first quarters of 2022 and 2021, the net effect of changes in operating accounts, which are a component of CFFO, were net increases of $191 million and $99 million, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, Adjusted FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders included non-cash, mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities of $42 million for the first quarter of 2022, compared to non-cash, MTM gains of $16 million for the first quarter of 2021.

•
Capital investments were $3.6 billion during the first quarter of 2022, which included $3.2 billion for the acquisition of Navitas Midstream, $275 million for growth capital projects and $75 million of sustaining capital expenditures.

First Quarter 2022 Volume Highlights	Three Months Ended March 31,
	2022	2021
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.5	6.0
Marine terminal volumes (million BPD)	1.6	1.5
Natural gas pipeline volumes (TBtus/d)	16.4	13.7
NGL fractionation volumes (MBPD)	1,317	1,190
Propylene plant production volumes (MBPD)	105	83
Fee-based natural gas processing volumes (Bcf/d)	4.9	4.0
Equity NGL production volumes (MBPD)	155	162

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported strong financial results for the first quarter of 2022,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “The first quarter of 2021 had mixed results across our business segments due to the widespread impacts of winter storms Uri and Viola, as well as downtime for planned maintenance at our PDH 1 facility and octane enhancement facility.  Our record Adjusted EBITDA of $2.3 billion in the first quarter of 2022 was driven by our petrochemical and refined products services segment, higher natural gas processing margins, and gross operating margin attributable to the Navitas Midstream acquisition, which was completed on February 17, 2022.”

“We also reported record DCF of $1.8 billion for the first quarter of 2022 that provided 1.8 times coverage of our quarterly distribution.  We retained $814 million of DCF during the first quarter that was available to fully fund $275 million of growth capital expenditures and partially repay borrowings used to finance our acquisition of Navitas Midstream,” stated Teague.

“Enterprise has $4.6 billion of organic growth projects under construction, including seven capital efficient projects that were introduced at our investor day presentation in April,” said Teague.  “These projects are:

•	a natural gas processing plant in the Midland Basin,
•	a natural gas processing plant in the Delaware Basin,
•	the 12th NGL fractionator in Chambers County, Texas,
•	a 400 MMcf/d expansion of our Acadian Gas System connecting Haynesville Shale natural gas production to industrial and LNG demand in South Louisiana,
•	expansion of our ethane marine export terminal,
•	expansion of our ethylene marine export terminal, and
•
repurposing segments of Chaparral and MAPL pipelines and new construction to form the Texas Western Products System to support underserved refined products markets in West Texas, New Mexico, Colorado and Utah.”

Review of First Quarter 2022 Results

Enterprise reported total gross operating margin of $2.3 billion for both the first quarters of 2022 and 2021.  Below is a review of each business segment’s performance for the first quarter of 2022.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 13 percent to a record $1.2 billion for the first quarter of 2022 from $1.1 billion for the first quarter of 2021.

Gross operating margin from Enterprise’s natural gas processing business and related NGL marketing activities increased 41 percent to $415 million for the first quarter of 2022 from $294 million for the first quarter of 2021.  Included in gross operating margin for the first quarters of 2022 and 2021 were non-cash, MTM losses related to hedging activities of $19 million and non-cash, MTM gains of $37 million, respectively.

Gross operating margin from Enterprise’s natural gas processing facilities increased $229 million this quarter compared to the first quarter of 2021, primarily due to higher average processing margins (including the impacts of hedging).  Included in these results is $60 million of condensate sales during the period that are reflected in the results of the Delaware Basin processing plants, which prior to the third quarter of 2021 were included in our Natural Gas Pipelines and Services , in order to align these revenues with their associated costs.  The partnership’s Midland Basin natural gas processing business, which was acquired as part of the acquisition of Navitas Midstream in February 2022, contributed $42 million to the quarterly increase in gross operating margin.

Indicative NGL prices for the first quarter of 2022 increased 56 percent to $0.95 per gallon compared to the first quarter of 2021.  Total fee-based processing volumes were 4.9 Bcf/d in the first quarter of 2022 compared to 4.0 Bcf/d in the first quarter of 2021.  Equity NGL production was 155 MBPD this quarter compared to 162 MBPD for the same quarter last year.  The acquisition of Navitas Midstream added 854 MMcf/d of fee-based processing volumes and 19 MBPD of equity NGL production following the acquisition date.

Gross operating margin from Enterprise’s NGL marketing activities decreased $108 million, primarily due to lower average sales margins and volumes, which accounted for a $56 million decrease, and an additional $56 million decrease in non-cash, MTM earnings.

Gross operating margin from the partnership’s NGL pipelines and storage business was $566 million for the first quarter of 2022 compared to $627 million for the first quarter of 2021.  NGL pipeline transportation volumes were 3.6 million BPD this quarter compared to 3.3 million BPD in the first quarter of last year.

A number of Enterprise’s NGL pipelines, including the Mid-America and Seminole NGL Pipeline Systems, Chaparral NGL Pipeline and Shin Oak NGL Pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, gross operating margin from these pipelines decreased a net $26 million compared to the first quarter of 2021, primarily due to lower average transportation fees and deficiency fees, including the impacts of certain contracts associated with the Rocky Mountain pipeline segment of the Mid-America Pipeline System that terminated in September 2021.  These decreases in gross operating margin were offset by an increase in transportation volumes of 249 MBPD, net to our interest.

Gross operating margin from Enterprise Hydrocarbons Terminal (“EHT”) decreased $27 million for the first quarter of 2022 compared to the same quarter last year, primarily due to lower average export fees.  LPG export volumes at EHT decreased 18 MBPD.  The partnership’s Morgan’s Point Ethane Terminal reported a $12 million increase in gross operating margin for the first quarter of 2022 compared to the same quarter last year, primarily due to higher average export fees.  Ethane export volumes increased 8 MBPD to 161 MBPD in the first quarter of 2022.  In total, the partnership’s NGL marine terminal volumes were 642 MBPD for the first quarter of 2022 compared to 652 MBPD for the first quarter of 2021.

Gross operating margin from Enterprise’s NGL fractionation business increased 48 percent, or $79 million to $244 million for the first quarter of 2022.  NGL fractionation volumes increased to 1.3 million BPD for the first quarter this year from 1.2 million BPD for the first quarter last year.

The partnership’s NGL fractionation complex in Chambers County, Texas generated a $54 million increase in gross operating margin for the first quarter of 2022 compared to the same quarter last year, primarily due to a 121 MBPD increase in fractionation volumes, net to the partnership’s interest, and higher ancillary service revenues.  These increases in gross operating margin were partially offset by higher utility and other operating costs.

An increase in fractionation volumes and ancillary service revenues led to an $8 million increase in gross operating margin for our Hobbs fractionator for the first quarter of 2022 compared to the same quarter last year.  The partnership’s natural gasoline hydrotreater located at its Chambers County complex, which was placed into service in October 2021 generated gross operating margin of $7 million during the first quarter of this year.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $415 million for the first quarter of 2022 compared to $400 million for the first quarter of 2021.  Gross operating margin includes non-cash, MTM losses related to hedging activities of $31 million in the first quarter of 2022 and $1 million in the first quarter of 2021.  Total crude oil pipeline transportation volumes were 2.2 million BPD for the first quarter of 2022 compared to 1.9 million BPD for the first quarter of 2021. Total crude oil marine terminal volumes were 796 MBPD this quarter compared to 572 MBPD for the first quarter of last year.

Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System and related marketing activities increased a combined $22 million for the first quarter of 2022 versus the first quarter of 2021, primarily due to a 166 MBPD, net to our interest, increase in transportation volumes. The partnership’s West Texas Crude Oil Pipeline System reported a $16 million increase in gross operating margin for the first quarter of 2022 compared to the same quarter last year, primarily due to higher transportation volumes of 110 MBPD.

Gross operating margin from the partnership’s Midland and ECHO terminals increased a combined $21 million for the first quarter of this year compared to the first quarter of 2021, primarily due to lower operating costs and higher ancillary service revenues.

Gross operating margin from other crude oil marketing activities decreased $21 million for the first quarter of 2022 compared to the same quarter last year, primarily due to higher non-cash, MTM losses during the first quarter of 2022.

 Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $220 million for the first quarter of 2022 compared to $535 million for the first quarter of 2021.  Total natural gas transportation volumes increased 20 percent to a record 16.4 TBtus/d for the first quarter of 2022 from 13.7 TBtus/d for the first quarter of 2021.

Gross operating margin from natural gas marketing activities decreased $316 million for the first quarter of 2022 compared to the first quarter of 2021.  Included in the results for the first quarter of 2021 were sales of natural gas, including natural gas made available due to the temporary closures of our Texas-based facilities during the February 2021 winter storms.

Enterprise’s Delaware Basin Gathering System reported a $23 million decrease in gross operating margin for the first quarter of 2022 compared to the same quarter last year, primarily due to condensate sales during the period that is now being included in our Delaware Basin gas processing plant results.  The partnership’s Midland Basin Gathering System, which was acquired as part of the acquisition of Navitas Midstream in February 2022, generated gross operating margin of $6 million following the acquisition date.

Gross operating margin from the Acadian Gas System and Haynesville Gathering System increased a combined $4 million, primarily due to higher transportation volumes.  Transportation volumes on a combined basis increased 793 BBtus/d, primarily due to the Gillis Lateral Pipeline, which went into service in December 2021.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 44 percent, to $404 million for the first quarter of 2022 from $282 million for the first quarter of 2021.  Gross operating margin includes non-cash, MTM gains related to hedging activities of $10 million in the first quarter of 2022 and losses of $18 million in the first quarter of 2021.  Total segment pipeline transportation volumes were 745 MBPD this quarter compared to 749 MBPD for the first quarter of last year.  Refined products and petrochemical marine terminal volumes were 208 MBPD for the first quarter of 2022 compared to 266 MBPD for the same quarter in 2021.

Gross operating margin from the partnership’s propylene production and related activities increased $64 million for the first quarter of 2022 compared to the same quarter last year, primarily due to higher sales volumes and average margins, partially offset by higher operating costs and lower average processing fees.  Total propylene production volumes increased to 105 MBPD this quarter from 83 MBPD for the first quarter of 2021.  The PDH facility was down for 46 days for a planned turnaround during the first quarter of 2021.

Gross operating margin from the partnership’s octane enhancement and related plant operations increased $44 million for the first quarter of 2022 compared to the same quarter in 2021, primarily due to higher sales volumes.  The increase in sales volumes was primarily due to 16 days of downtime for planned turnarounds during the first quarter of 2021, which were completed in May 2021 for the octane enhancement plant and January 2021 for the High Purity Isobutylene facility.

Enterprise’s ethylene exports and related activities generated a $26 million increase in gross operating margin for the first quarter of 2022 compared to the first quarter of 2021.  Gross operating margin from the ethylene export terminal increased $15 million primarily due to a 16 MBPD, net to our interest, increase in export volumes.  Gross operating margin from the partnership’s ethylene storage, pipeline and related marketing activities increased $11 million for the first quarter of 2022 compared to the first quarter of last year, primarily due to higher transportation volumes of 45 MBPD, net to our interest, and higher storage fees.

Gross operating margin from the partnership’s refined products pipelines and related activities decreased $31 million for the first quarter of this year compared to the first quarter of 2021.  Refined products marketing activities generated a $36 million decrease in gross operating margin for the first quarter of 2022 compared to the same quarter last year primarily due to lower average sales margins, partially offset by higher MTM earnings.

Capitalization

Total debt principal outstanding at March 31, 2022 was $29.8 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At March 31, 2022, the average maturity of our consolidated debt obligations was approximately 21 years and is comprised of approximately 95 percent fixed rate debt.  At March 31, 2022, Enterprise had consolidated liquidity of approximately $3.9 billion, comprised of unrestricted cash on hand, available borrowing capacity under its revolving credit facilities and availability under the $500 million delayed draw term loan.  With respect to the term loan, we elected not to borrow any amount under this facility before the 60-day delayed draw period ended on April 30th, at which point the term loan terminated automatically.

Capital Investments

Total capital investments were $3.6 billion in the first quarter of 2022, which included $3.2 billion used for the acquisition of Navitas Midstream, $275 million for organic growth capital projects and $75 million of sustaining capital expenditures.

Our current expectation for organic growth capital investments for 2022 is approximately $1.5 billion.  These estimates do not include capital investments associated with Enterprise’s proposed deepwater Seaport Oil Terminal (“SPOT”), which remains subject to governmental approval.  We currently expect sustaining capital expenditures to be approximately $350 million for 2022.

Conference Call to Discuss First Quarter 2022 Earnings

Enterprise will host a conference call today to discuss first quarter 2022 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, free cash flow (“FCF”), Adjusted FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage, and marine terminals and related services; and a marine transportation business that operates on key United States inland and intracoastal waterway systems.  The partnership’s assets include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2022	2021	2022
Revenues	$13,008	$9,155	$44,660
Costs and expenses:
Operating costs and expenses	11,397	7,553	38,922
General and administrative costs	62	56	215
Total costs and expenses	11,459	7,609	39,137
Equity in income of unconsolidated affiliates	117	149	551
Operating income	1,666	1,695	6,074
Other income (expense):
Interest expense	(319)	(323)	(1,279)
Other, net	3	1	7
Total other expense, net	(316)	(322)	(1,272)
Income before income taxes	1,350	1,373	4,802
Provision for income taxes	(19)	(10)	(79)
Net income	1,331	1,363	4,723
Net income attributable to noncontrolling interests	(34)	(21)	(130)
Net income attributable to preferred units	(1)	(1)	(4)
Net income attributable to common unitholders	$1,296	$1,341	$4,589
Per common unit data (fully diluted):
Earnings per common unit	$0.59	$0.61	$2.08
Average common units outstanding (in millions)	2,199	2,203	2,202

Supplemental financial data:
Net cash flow provided by operating activities	$2,145	$2,023	$8,635
Cash flows used in investing activities	$3,532	$657	$5,010
Cash flows used in financing activities	$1,125	$2,190	$3,506
Total debt principal outstanding at end of period	$29,801	$28,936	$29,801

Non-GAAP Distributable Cash Flow (1)	$1,837	$1,737	$6,708
Non-GAAP Adjusted EBITDA (2)	$2,257	$2,246	$8,392
Non-GAAP Adjusted Cash flow from operations (3)	$1,954	$1,924	$7,177
Non-GAAP Free Cash Flow (4)	$(1,427)	$1,349	$3,520
Non-GAAP Adjusted Free Cash Flow (4)	$(1,618)	$1,250	$2,062
Gross operating margin by segment:
NGL Pipelines & Services	$1,225	$1,086	$4,455
Crude Oil Pipelines & Services	415	400	1,695
Natural Gas Pipelines & Services	220	535	840
Petrochemical & Refined Products Services	404	282	1,479
Total segment gross operating margin (5)	2,264	2,303	8,469
Net adjustment for shipper make-up rights (6)	(6)	20	27
Non-GAAP total gross operating margin (7)	$2,258	$2,323	$8,496

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2022	2021	2022
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,568	3,276	3,484
NGL marine terminal volumes (MBPD)	642	652	655
NGL fractionation volumes (MBPD)	1,317	1,190	1,284
Equity NGL production volumes (MBPD) (2)	155	162	180
Fee-based natural gas processing volumes (MMcf/d) (3,4)	4,894	4,018	4,914
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,198	1,935	2,154
Crude oil marine terminal volumes (MBPD)	796	572	699
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	16,416	13,704	15,769
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	105	83	105
Butane isomerization volumes (MBPD)	90	63	92
Standalone DIB processing volumes (MBPD)	151	139	157
Octane enhancement and related plant sales volumes (MBPD) (6)	34	29	34
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	745	749	965
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	208	266	220
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,511	5,960	6,603
Natural gas pipeline transportation volumes (BBtus/d)	16,416	13,704	15,769
Equivalent pipeline transportation volumes (MBPD) (8)	10,831	9,566	10,753
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,646	1,490	1,574

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44
Second Quarter	$2.83	$0.26	$0.87	$0.97	$0.98	$1.46	$0.67	$0.27
Third Quarter	$4.02	$0.35	$1.16	$1.34	$1.34	$1.62	$0.82	$0.36
Fourth Quarter	$5.84	$0.39	$1.24	$1.46	$1.46	$1.82	$0.66	$0.33
2021 Averages	$3.85	$0.31	$1.04	$1.18	$1.18	$1.56	$0.72	$0.35

2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service by IHS Markit (“IHS”).

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99
Second Quarter	$66.07	$66.41	$66.90	$67.95
Third Quarter	$70.56	$70.74	$71.17	$71.51
Fourth Quarter	$77.19	$77.82	$78.27	$78.41
2021 Averages	$67.92	$68.49	$68.96	$69.47

2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.95 per gallon during the first quarter of 2022 versus $0.61 per gallon during the first quarter of 2021.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2022	2021
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,145	$2,023
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(3,532)	(657)
Cash contributions from noncontrolling interests	2	13
Cash distributions paid to noncontrolling interests	(42)	(30)
FCF (non-GAAP)	$(1,427)	$1,349
Net effect of changes in operating accounts, as applicable	(191)	(99)
Adjusted FCF (non-GAAP)	$(1,618)	$1,250

	For the Twelve Months Ended March 31,
	2022	2021
Net cash flow provided by operating activities (GAAP)	$8,635	$5,902
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(5,010)	(2,706)
Cash contributions from noncontrolling interests	61	39
Cash distributions paid to noncontrolling interests	(166)	(131)
FCF (non-GAAP)	$3,520	$3,104
Net effect of changes in operating accounts, as applicable	(1,458)	1,011
Adjusted FCF (non-GAAP)	$2,062	$4,115

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.		Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2022	2021	2022	2021
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,145	$2,023	$8,635	$5,902
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(191)	(99)	(1,458)	1,011
Adjusted CFFO (non-GAAP)	$1,954	$1,924	$7,177	$6,913

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.			Exhibit F
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2022	2021	2022
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,296	$1,341	$4,589
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	551	525	2,166
Cash distributions received from unconsolidated affiliates	120	131	579
Equity in income of unconsolidated affiliates	(117)	(149)	(551)
Asset impairment charges	14	66	181
Change in fair market value of derivative instruments	42	(16)	31
Deferred income tax expense	9	5	44
Sustaining capital expenditures (1)	(75)	(144)	(361)
Other, net (2)	(14)	(103)	(39)
Operational DCF	1,826	1,656	6,639
Proceeds from asset sales	11	6	69
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	75	–
DCF (non-GAAP)	$1,837	$1,737	$6,708
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	191	99	1,458
Sustaining capital expenditures	75	144	361
Other, net	42	43	108
Net cash flow provided by operating activities (GAAP)	$2,145	$2,023	$8,635

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	First quarter of 2021 includes $107 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.			Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2022	2021	2022
Net income (GAAP)	$1,331	$1,363	$4,723
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	527	507	2,075
Interest expense, including related amortization	319	323	1,279
Cash distributions received from unconsolidated affiliates	120	131	579
Equity in income of unconsolidated affiliates	(117)	(149)	(551)
Asset impairment charges	14	66	181
Provision for income taxes	19	10	79
Change in fair market value of commodity derivative instruments	42	(16)	31
Other, net	2	11	(4)
Adjusted EBITDA (non-GAAP)	2,257	2,246	8,392
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(319)	(323)	(1,279)
Deferred income tax expense	9	5	44
Provision for income taxes	(19)	(10)	(79)
Net effect of changes in operating accounts, as applicable	191	99	1,458
Other, net	26	6	99
Net cash flow provided by operating activities (GAAP)	$2,145	$2,023	$8,635

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2022	2021	2022
Total gross operating margin (non-GAAP)	$2,258	$2,323	$8,496
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(514)	(495)	(2,030)
Asset impairment charges in operating costs and expenses	(14)	(66)	(181)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	(2)	(11)	4
General and administrative costs	(62)	(56)	(215)
Total operating income (GAAP)	$1,666	$1,695	$6,074

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.			Exhibit I
Other Information – UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2022	2021	2022
Capital investments:
Capital expenditures	$349	$679	$1,893
Cash used for business combinations, net of cash received	3,204	–	3,204
Investments in unconsolidated affiliates	–	1	1
Other investing activities	1	2	19
Total capital investments	$3,554	$682	$5,117

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2022	2021	2022
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(19)	$37	$(16)
Crude Oil Pipelines & Services	(31)	(1)	(33)
Natural Gas Pipelines & Services	(2)	(2)	(2)
Petrochemical & Refined Products Services	10	(18)	20
Total mark-to-market impact on gross operating margin	$(42)	$16	$(31)